Exhibit 99.1

Fusion Pharmaceuticals Appoints Life Science Industry Leaders Jeremy Bender, Teresa Bitetti and David Meek to its Board of Directors

Hamilton, ON & Boston, MA, October 16, 2023 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines, announced the appointment of Jeremy Bender, Ph.D., M.B.A., Teresa Bitetti, M.B.A., and David Meek to its Board of Directors, effective today.

“We are excited to welcome Jeremy, Teresa and David to Fusion’s Board of Directors, each bringing an exceptional breadth of experience and track record of success in oncology drug development, business development and commercialization. Their experiences introducing innovative therapies to cancer patients as leaders of top-tier oncology companies will be invaluable as we advance our pipeline, particularly our lead program FPI-2265, which is on track to be the first actinium-based PSMA targeted alpha therapy (TAT) to market,” said Fusion Chief Executive Officer John Valliant, Ph.D. “Fusion is undergoing an exciting evolution to a later stage radiopharmaceutical company and with these appointments we are transforming our Board to maximize the value generation of our strategy.”

Dr. Bender, Ms. Bitetti and Mr. Meek succeed Johan Christenson, Ph.D., Chau Khuong and Heather Preston, M.D., who will step down from Fusion’s Board effective today.

“I want to thank Johan, Chau and Heather for their significant contributions and unwavering support that enabled Fusion to become a vertically integrated radiopharmaceutical company with a deep clinical-stage pipeline and a proprietary radiopharmaceutical manufacturing facility,” Dr. Valliant said.

Dr. Jeremy Bender is currently Chief Executive Officer of Day One Biopharmaceuticals, a clinical-stage biopharmaceutical company focused on pediatric cancer. Previously, Dr. Bender served as Vice President of Corporate Development at Gilead Sciences, overseeing acquisitions, partnerships and investments. He also served as Chief Operating Officer at Tizona Therapeutics, Chief Business Officer at Sutro Biopharma, and Vice President of Corporate Development at Allos Therapeutics, and began his career at Boston Consulting Group in the life sciences practice. He currently sits on the Board of Mereo BioPharma as an Independent Board Member. Dr. Bender holds a B.S. in Biological Sciences from Stanford University, a Ph.D. in Microbiology and Immunology from the University of Colorado and an M.B.A. from the MIT Sloan School of Management.

Ms. Teresa Bitetti currently serves as President of the Global Oncology Business Unit of Takeda. Previously, Ms. Bitetti held various roles of increasing responsibility at Bristol-Myers Squibb Company (BMS), including as Senior Vice President, Head of Worldwide Oncology Commercialization. At BMS, she also served as Senior Vice President and Head of the U.S. Oncology business, President and General Manager of BMS Canada, and Worldwide Head of the BMS Virology business. Before BMS, Ms. Bitetti also held various roles of increasing responsibility at Mobil Oil Corporation. Ms. Bitetti currently serves on the board of Osmol Therapeutics as an independent director. Ms. Bitetti holds a B.A. from Wellesley College and an M.B.A. from the Darden School of Business at the University of Virginia.

Mr. David Meek most recently served as Chief Executive Officer and Member of the Board of Directors of Mirati Therapeutics. Prior to this role, he served as the President, CEO and Board Member of FerGene and CEO and Board Member of Ipsen. Mr. Meek was previously an Executive Vice President and President of Oncology at Baxalta Incorporated in the leadup to the acquisition by Shire and Chief Commercial Officer of Endocyte, and he held executive leadership roles at Novartis Pharmaceuticals Corporation and Novartis Oncology. Mr. Meek has served on the boards of Pharmaceutical

Research & Manufacturers of America and European Federation of Pharmaceutical Industries & Associations. He currently serves on the Board of Directors of uniQure N.V. and previously served on the Board of Directors of Entasis Therapeutics (acquired by Innoviva). Mr. Meek holds a B.A. from the University of Cincinnati.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Fusion connects alpha particle emitting isotopes to various targeting molecules to selectively deliver the alpha emitting payloads to tumors. Fusion's clinical portfolio includes: FPI-2265 targeting prostate specific membrane antigen (PSMA) for metastatic castration resistant prostate cancer currently in a Phase 2 trial; FPI-1434 targeting insulin-like growth factor 1 receptor currently in a Phase 1 trial; and FPI-2059, a small molecule targeting neurotensin receptor 1 (NTSR1), currently in a Phase 1 trial. In addition to a robust proprietary pipeline, Fusion has a collaboration with AstraZeneca to jointly develop novel targeted alpha therapies (TATs) and combination programs between Fusion's TATs and AstraZeneca's DNA Damage Response Inhibitors (DDRis) and immuno-oncology agents. The Company recently received IND clearance for FPI-2068, the first novel TAT under the collaboration, which targets EGFR-cMET. Fusion has also entered into a collaboration with Merck to evaluate FPI-1434 in combination with Merck's KEYTRUDA® (pembrolizumab) in patients with solid tumors expressing IGF-1R. To support Fusion's growing pipeline of TATs, the Company has signed strategic actinium supply agreements with TRIUMF, Niowave, Inc. and BWXT Medical.

Contact:

Amanda Cray
Senior Director of Investor Relations & Corporate Communications
(617) 967-0207
cray@fusionpharma.com